Exhibit 23.3

November 30, 2023

Unix Limited,

21/F, Donghuang Building,

No. 16 Guangshun South Avenue,

Chaoyang District,

Beijing 100102,

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference of our name under the headings entitled “OUR COMPANY-Permissions Required from the PRC Authorities for Our Operations,” “OUR COMPANY-Permissions Required from the PRC Authorities for Overseas Financing Activities,” “RISK FACTORS-Risks Related to Doing Business in China,” “ENFORCEABILITY OF CIVIL LIABILITIES-PRC” and “LEGAL MATTERS” in the Registration Statement on Form F-3 of Uxin Limited (Form F-3 No.333-268111), including a base prospectus, and the prospectus supplement(s), including any amendments and supplements thereto (the “Registration Statement”), filed or to be filed by the Company with the United States Securities and Exchange Commission (the “SEC”). We also consent to the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Beijing DOCVIT Law Firm
Beijing DOCVIT Law Firm